FREE WRITING PROSPECTUS Dated August 13, 2024	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-13

*Pricing Details* $1.21+BN World Omni Auto Receivables Trust (WOART 2024-C) Prime Auto Loan ABS

Joint Bookrunners: MUFG (str), Truist, U.S. Bancorp, Wells Fargo

Co-Managers: Mizuho, PNC

ANTICIPATED CAPITAL STRUCTURE

CLS		AMT($mm)	WAL	S/F*	P.WIN	E.FIN	L.FIN	BENCH	SPRD	YIELD	CPN	Px
A-1		225.500	0.19	A-1+/F1+	1-5	1/25	8/25	I-CURV	+12	5.369	5.369	100.00000
A-2A	\	200.000	1.10	AAA/AAA	5-23	7/26	1/28	I-CURV	+47	4.830	4.78	99.99787
A-2B	/	266.000	1.10	AAA/AAA	5-23	7/26	1/28	SOFR30A	+47			100.00000
A-3		403.000	2.77	AAA/AAA	23-47	7/28	12/29	I-CURV	+67	4.479	4.43	99.97993
A-4		61.570	3.90	AAA/AAA	47-47	7/28	5/30	I-CURV	+75	4.482	4.44	99.99754
B		36.320	3.90	AA/AA	47-47	7/28	7/30	I-CURV	+100	4.732	4.68	99.97869
C		18.160	3.90	A/A	47-47	7/28	5/31	I-CURV	+115	4.882	4.83	99.98920

*Minimum Ratings

-TRANSACTION DETAILS-

BBG Ticker	:	WOART 2024-C
Offered Size	:	$1,210,550,000
Format	:	SEC Registered
Exp. Ratings	:	S&P / Fitch
ERISA	:	Yes
Risk Retention	:	US RR = Yes, EU RR = No
Min Denoms	:	$1k x $1k
Pxing Speed	:	1.30% ABS to 10% Call
Expected Pricing	:	Priced
Expected Settle	:	8/20/2024
First Pay Date	:	9/16/2024
B&D	:	MUFG

-ATTACHMENTS-

Preliminary Prospectus, FWP, CDI (attached)

Intex Deal Name	:	mitwoart_2024-c_upsize / B7J6
SSAP	:	WOART24C

-DEAL ROADSHOW-

Roadshow	:	https://dealroadshow.com
Password	:	WOART24-C
Direct Link	:	https://dealroadshow.com/e/WOART24-C

-CUSIPS-

A-1 98164NAA3
A-2A 98164NAB1
A-2B 98164NAC9
A-3 98164NAD7
A-4 98164NAE5
B 98164NAF2
C 98164NAG0

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.